Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 25, 2025, relating to the financial statements and financial statement schedules of The Scotts Miracle-Gro Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2025.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 13, 2026